                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant [X] Filed by a Party other than the Registrant
[ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

         ULTRAK, INC. (Name of Registrant as Specified in its Charter)
     -----------------

                      (Name of Person(s) Filing Proxy Statement, if other than ----------------- the Registrant)

                 Payment of Filing Fee (Check the appropriate box): [X] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)              Title of each class of securities to which transaction applies:
                 Common Stock
                 ------------

(2)              Aggregate number of securities to which transaction applies:
                 14,502,868
                 ----------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
                                  ---

(4)              Proposed maximum aggregate value of transaction: N/A
                                                                  ---

(5)              Total fee paid: N/A
                                 ---

--------------------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)               Amount Previously Paid:

(2)               Form, Schedule or Registration Statement No.:

(3)               Filing Party:

(4)               Date Filed:


                  ----------------------------------------------[ULTRAK PICTURE]

                                  ULTRAK, INC.
                            1301 WATERS RIDGE DRIVE
                            LEWISVILLE, TEXAS 75057

April 24, 1998

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Ultrak, Inc. (the "Company") to be held at Ultrak's Worldwide Support Center, 1301 Waters Ridge Drive, Lewisville, Texas 75057 at 9:00 a.m., central daylight time, on Friday, May 29, 1998.

         The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of six directors and the approval of independent certified public accountants of the Company.

         Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope you will be able to attend.

         The Company's Board of Directors believes that a favorable vote for each person nominated to serve as a director of the Company and for approval of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1998, are in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each such director and "FOR" approval of Grant Thornton LLP as the Company's independent certified public accountants. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

         Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

         Sincerely,



         /s/ GEORGE K. BROADY
         George K. Broady
         Chairman of the Board

                                  ULTRAK, INC.
                            1301 WATERS RIDGE DRIVE
                            LEWISVILLE, TEXAS 75057



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Ultrak, Inc. (the "Company" or "Ultrak") will be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on Friday, May 29, 1998 at 9:00 a.m., central daylight time, for the following purposes:

(1) to elect six directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

(2) to consider and act upon a proposal to approve the selection by the Board of Directors of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1998; and

(3) to transact such other business as may properly come before the Meeting or any adjournment thereof.

         The close of business on March 31, 1998 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 1301 Waters Ridge Drive, Lewisville, Texas 75057.

         Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

         SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


         By Order of the Board of Directors,



         /s/ TIM D. TORNO
         Tim D. Torno
         Secretary

         Lewisville, Texas
         April 24, 1998

                                  ULTRAK, INC.
                             1301 WATERS RIDGE DRIVE
                            LEWISVILLE, TEXAS 75057

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 29, 1998

         This Proxy Statement is being first mailed on or about April 24, 1998 to shareholders of Ultrak, Inc., a Delaware corporation (the "Company" or "Ultrak"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on Friday, May 29, 1998, at 9:00 a.m., central daylight time, or at such other time and place to which the Meeting may be adjourned.

         The purpose of the Meeting is to consider and act upon (i) the election of six directors; (ii) the approval of independent certified public accountants; and (iii) such other matters as may properly come before the Meeting or any adjournment thereof.

         All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the six persons named under "Election of Directors" as nominees for election as directors of the Company; (ii) FOR the approval of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1998; and (iii) at the discretion of the Proxy holders with regard to any other matters that may properly come before the Meeting or any adjournment thereof. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

         The Proxy may be revoked at any time by providing written notice of such revocation to the person named as proxy, by voting in person at the Meeting or by giving a later Proxy.

                        RECORD DATE AND VOTING SECURITIES

         The record date for determining the shareholders entitled to vote at the Meeting was the close of business on March 31, 1998 (the "Record Date"), at which time the Company had issued and outstanding 14,502,868 shares of Common Stock, $0.01 par value ("Common Stock"), and 195,351 shares of Series A 12% Cumulative Convertible Preferred Stock, $5.00 par value ("Series A Preferred Stock") (the Common Stock and the Series A Preferred Stock are sometimes collectively referred to herein as the "Voting Shares"). The Voting Shares constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

                                QUORUM AND VOTING

         The presence, in person or by Proxy, of the holders of Voting Shares holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Meeting. Each holder of shares of Common Stock is entitled to one vote per share of Common Stock and each holder of shares of Series A Preferred Stock is entitled to 16.667 votes per share of Series A Preferred Stock with respect to each matter (including the election of directors) to be voted on at the Meeting. Assuming the presence of a quorum, the affirmative vote equal to at least a majority of the votes cast at the Meeting, in person or by Proxy, is required for the election of directors and approval of independent certified public accountants. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote. Where nominee recordholders do not vote on specific issues because they did not receive specific instructions on such proposal from the beneficial owners of such shares ("broker nonvotes"), such broker nonvotes will not be included in vote totals and, as such, will not be considered as votes cast.

                             ELECTION OF DIRECTORS

         There are six directors to be elected for terms expiring at the Company's Annual Meeting of Shareholders in 1999 or until their respective successors are elected and qualified. The persons nominated for election as directors are listed below. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute.

         George K. Broady, age 59, became Chairman of the Board, President and Chief Executive Officer of the Company in March 1991, until August 1997 when the Presidency was awarded to James D. Pritchett. From 1988 to 1991, Mr. Broady was the President and owner of Geneva Merchant Bankers of Dallas, Texas. Prior to 1988, Mr. Broady was Chairman and Chief Executive Officer of Network Security Corporation, a company that he founded in 1970. Mr. Broady received his Bachelor of Science degree (cum laude) from Iowa State University in 1960.

         James D. Pritchett, age 51, became President of the Company in August 1997 and became a Director of the Company in August 1989. Mr. Pritchett held the position of Executive Vice President of the Company from October 1991 to August 1997. Mr. Pritchett joined the Company in September 1988 as Chief Operating Officer. Prior to joining the Company, Mr. Pritchett was Executive Vice President and Chief Operating Officer of Booth, Inc., a manufacturer of electronic equipment from October 1980 to September 1988. Mr. Pritchett received his Bachelor of Science degree in Mechanical Engineering from the University of Texas at Arlington in 1969, and his Masters of Science degree in Mechanical Engineering in 1972 from Southern Methodist University.

         William C. Lee, age 58, became a Director of the Company in May 1994. Mr. Lee has been the Chief Financial Officer of the Annuity Board of the Southern Baptist Convention, a pension and insurance management company, since July 1991. Mr. Lee served as a Managing Director of Geneva Merchant Bankers of Dallas, Texas from 1989 until 1991. Mr. Lee earned his Bachelor of Business Administration degree from Texas A & M University in 1962 and his Masters of Business Administration degree from Southern Methodist University in 1966 and is a Certified Public Accountant.

         Charles C. Neal, age 39, became a Director of the Company in May 1994. Mr. Neal has been President of Chas. A. Neal & Company of Miami, Oklahoma, a company which owns interests in oil and gas properties and in various corporations in several industries, including banking, since 1989. From 1985 to 1989, Mr. Neal was with Merrill Lynch & Co. Mr. Neal received his Bachelor of Arts degree in Economics from the University of Oklahoma in 1981 and a Juris Doctor/Masters of Business Administration degree from the University of Chicago Law School and Graduate School of Business in 1985.

         Robert F. Sexton, age 63, became a Director of the Company in May 1995. Mr. Sexton has been President of Bakery Associates, Inc., a company which brokers bakery packaging goods, since 1983. From 1973 to 1983, Mr. Sexton was Executive Vice President and a director of Campbell Taggart, Inc., a baking company. Mr. Sexton is also a director of Republic Group, Inc., a New York Stock Exchange-listed manufacturer and distributor of paperboard. Mr. Sexton earned his Bachelor of Business Administration degree in Industrial Management in 1956 from the University of Texas.

         Roland Scetbon, age 52, became a Director of the Company in September 1996. Mr. Scetbon is the President of Groupe Bisset, S.A. ("Bisset"), a subsidiary of the Company based in Paris, France. Mr. Scetbon was one of the two principal owners of Bisset and has served as President and Managing Director of Bisset since the Company purchased it in September 1996. Prior to that time, Mr. Scetbon had been associated with Bisset since 1966. Mr. Scetbon's election as a Director of the Company was in conjunction with the Company's acquisition of Bisset.

                        BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Audit Committee and a Compensation Committee to assist the Board of Directors.

         The Audit Committee, composed of Messrs. Lee, Neal and Sexton, with Mr. Lee serving as Chairman, is responsible for (i) reviewing the scope of, and the fees for, the annual audit of the Company, (ii) reviewing with the independent auditors the Company's corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, (iv) reviewing with the independent auditors overall accounting and financial controls, and (v) being available to the independent auditors during the year for consultation purposes. The Audit Committee met twice in 1997.

         The Compensation Committee, composed of Messrs. Lee, Neal and Sexton, with Mr. Neal serving as Chairman, is responsible for determining the nature and amount of compensation for the executive officers of the Company, and for granting stock options under the Company's stock option plans. The Compensation Committee met three times in 1997.

         During 1997, there were four regular meetings and ten special meetings of the Board of Directors, and all directors of the Company attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

                               EXECUTIVE OFFICERS

The executive officers of the Company are as follows:



        NAME                  AGE                        POSITION
------------------------     -----      ----------------------------------------------
George K. Broady........       59       Officer Chairman of the Board and Chief Executive


James D. Pritchett......       51       President and Director


Theodore J. Wlazlowski..       44       Executive Vice President


Tim D. Torno............       41       Vice President-Finance, Secretary,
                                        Treasurer and Chief Financial Officer


--------------------------
See "Election of Directors" for business experience information concerning Messrs. Broady and Pritchett.




         Theodore J. Wlazlowski joined the Company as Executive Vice President in January 1998. Prior to his employment by Ultrak, Inc., Mr. Wlazlowski was the Senior Vice President of Business Development for Siebe Environmental Controls Corporation from August 1990 to January 1998. From December 1988 to August 1990, Mr. Wlazlowski was the Executive Vice President of Solidyne, Inc. Mr. Wlazlowski received a Bachelor of Science Degree from Seton Hall University in 1976.

         Tim D. Torno has been the Vice President-Finance, Secretary, Treasurer and Chief Financial Officer of the Company since August 1988. From May 1980 to August 1988, Mr. Torno was employed by KPMG Peat Marwick in Denver, New York and Corpus Christi, Texas, in various capacities, including senior manager. Mr. Torno received a Bachelor of Business Administration degree in Accounting (cum laude) from Texas A & M University in 1979 and a Masters of Business Administration degree (with honors) in 1993 from the University of Phoenix in Denver, Colorado and is a Certified Public Accountant.

                             EXECUTIVE COMPENSATION

         The following summary sets forth all annual and long-term compensation paid or accrued to the Company's Chief Executive Officer and each of the Company's executive officers earning in excess of $100,000 during 1997 for services rendered to the Company during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE




                                                                                         LONG-TERM
                                          ANNUAL COMPENSATION                           COMPENSATION
                            ----------------------------------------------           ----------------
                                                                                           AWARDS
                                                                                     ----------------
                                                                      SECURITIES
         NAME AND                                                     UNDERLYING
         PRINCIPAL                                                      OPTIONS/          ALL OTHER
         POSITION                  YEAR      SALARY       BONUS         SARS(1)       COMPENSATION(2)
------------------------------     ----     --------     --------    ------------    ----------------

George K. Broady,                  1997     $357,286           --         20,795          $2,522
Chief Executive
Officer                            1996     $289,440     $237,067         10,000          $2,286

                                   1995     $268,000           --         50,000          $2,179


James D. Pritchett,                1997     $265,725           --         35,596          $4,700
President
                                   1996     $213,864     $175,146             --          $3,800

                                   1995     $198,000           --         37,500          $3,657


Tim D. Torno,                      1997     $176,656           --          9,704          $2,842
Vice President-
Finance,                           1996     $149,040     $122,072             --          $2,327
Secretary and
Treasurer                          1995     $138,000           --         18,750          $2,296


------------------------------
(1) SARs are defined as stock appreciation rights.
(2) Company's contribution to employee's 401(k).

OPTION GRANTS IN LAST FISCAL YEAR

         The table below shows information on grants of stock options to the Named Officers under the 1988 and 1997 Option Plans, during the fiscal year ended December 31, 1997, which options are reflected in the Summary Compensation Table.




                                                                                                    POTENTIAL REALIZED
                                                                                                      VALUE AT ASSUMED
                                                                                                       RATES OF STOCK
                                                                                                     PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                                   FOR OPTION TERM
                                 ---------------------------------------------------------   -----------------------------------

                                  NUMBER OF
                                 SECURITIES      % OF TOTAL
                                 UNDERLYING      GRANTED TO       EXERCISE       PRICE ON
                                   OPTIONS       EMPLOYEES IN      PRICE          DATE OF    EXPIRATION
             NAME                GRANTED(#)      FISCAL YEAR     ($/SHARE)         GRANT         DATE          5%           10%
             ----                -----------     ------------    ----------     -----------  -----------       --           ---



George K. Broady ........         20,795(a)            5.6%      $  17.125      $  17.125     04/01/2007     $224,352     $566,222

James D. Pritchett ......         15,596(a)            4.2%      $  17.125      $  17.125     04/01/2007     $168,261     $424,660
                                  20,000(b)            5.4%          9.560          9.560     08/04/2007      120,456      304,008
                                  ---------            ---                                                   --------     --------
                                  35,596               9.6%                                                  $288,717     $728,668
                                  ---------            ---                                                   --------     --------

Tim D. Torno ............          9.704(a)            2.6%      $  17.125      $  17.125     04/01/2007     $104,694     $264,228


------------------------------
(a) Options granted under the 1997 Option Plan. Options vest in one-fifth increments over a five-year period.
(b) Options granted under the 1988 Option Plan. Options vest in one-fifth increments over a five-year period.

STOCK OPTION PLANS

         The Company maintains two stock options plans: the 1988 Plan and the 1997 Plan.

Ultrak, Inc. 1988 Non-Qualified Stock Option Plan ("1988 Plan")

         The Company adopted the 1988 Plan on April 15, 1988, which covers an aggregate of 1,000,000 shares of Common Stock of the Company. The 1988 Plan has been amended on November 1, 1991, December 28, 1993 and September 27, 1996.

         Pursuant to the 1988 Plan, options to purchase shares of Common Stock may be issued to full-time employees, including officers, chosen by the Compensation Committee of the Board of Directors. The options vest based upon full-time employment with the Company at the rate of 20% per year over a five-year period. The options expire ten years from the date of grant. The option exercise price is based upon the approximate current value of the Company's Common Stock on the date of grant. Options which are vested may be exercised at any time thereafter and prior to the expiration of the option.

         The options may be exercised for the entire amount of optioned shares granted in the event (i) the optionee dies or becomes disabled, (ii) the Company is merged, consolidated or reorganized, (iii) the Company is dissolved or liquidated, (iv) substantially all property and assets of the Company are sold,
(v) if more than 50% ownership of the Company is transferred, or (vi) if the employee is terminated, but not for cause, and his written employment agreement so provides. Further, if an employee is dismissed for cause, unexercised options to the extent vested may be exercised for 30 days before automatically expiring.

Ultrak, Inc. 1997 Incentive Stock Option Plan ("1997 Plan")

         The 1997 Plan was adopted on May 23, 1997 pursuant to which options may be granted to eligible employees and the non-employee directors of the Company for the purchase of an aggregate of 400,000 shares of Common Stock of the Company. Employees eligible under the 1997 Plan are the executive officers and such other management employees determined by the Compensation Committee each year. To be eligible for an option grant for a fiscal year, an otherwise eligible employee or director must be employed by the Company or serve as a director by January 1 of that year. The 1997 Plan is a formula-based plan administered by the Compensation Committee. The Compensation Committee may grant either nonqualified stock options or incentive stock options, as defined by the Internal Revenue Code of 1986, as amended (the "Code").

         Options are granted under the 1997 Plan based on the Company achieving one or more of the following considerations for the fiscal year: (i) Economic Value Added ("EVA"), the primary component of which is the amount of net income for the year which exceeds a hurdle or target amount of return on stockholders' equity, (ii) Market Value Added ("MVA"), the primary component of which is the increase in the market value for the fiscal year of the Company as measured by the price of its Common Stock or (iii) Budget Achievement ("Budget"), the primary component of which is the Company's ability to meet and exceed its approved financial budget for the fiscal year. Prior to December 31 of each fiscal year, the Compensation Committee will determine the percentage that each of the above considerations represents in the determination of grants under the 1997 Plan, which percentages must aggregate to 100%, and the maximum number of options that can be granted based on the fiscal year's performance ("Option Pool"), which cannot exceed 1% of the outstanding Common Stock of the Company. Prior to December 31 of each fiscal year, the Compensation Committee will determine the percentage that each eligible employee and non-employee director is eligible to receive from the Option Pool.

         As of December 31, 1997, options to purchase 1,000,656 shares were outstanding under both the 1988 and 1997 Plans at exercise prices ranging from $1.20 per share to $30.63 per share. Of the total options, options to purchase 496,195 shares were subject to options held by the four executive officers of the Company. The option exercise price is set by the Compensation Committee of the Board of Directors on the date of grant near or at the then verifiable market price of the Company's Common Stock. During 1997, 369,641 options were granted to employees of the Company at market price. During 1997, 8,108 options were exercised by four employees and options to purchase 19,652 shares were cancelled.

OPTION/SAR GRANTS, EXERCISES AND HOLDINGS

         There were no exercises of stock options (or tandem SARs) and freestanding SARs during 1997 by the named executive officers. The unexercised options owned by the named executive officers as of December 31, 1997 are presented below:



                                                       NUMBER OF
                                                       SECURITIES           VALUE OF
                                                       UNDERLYING         UNEXERCISED IN-
                                                      UNEXERCISED           THE-MONEY
                                                      OPTIONS/SARS        OPTIONS/SARS
                         SHARES          VALUE        AT 12/31/97          AT 12/31/97
                       ACQUIRED ON      REALIZED      EXERCISABLE/        EXERCISABLE/
       NAME            EXERCISE #         ($)         UNEXERCISABLE       UNEXERCISABLE
       ----            ----------       --------    ----------------    ------------------
George K. Broady               --             --     165,010/54,636     $1,046,925/106,800

James D. Pritchett             --             --     142,285/47,477     $  901,012/53,475

Tim D. Torno                   --             --     71,524/15,263      $  374,257/26,700


EMPLOYEE BENEFIT PLANS

         The Company does not sponsor any defined benefit or actuarial plans. However, the Company does sponsor a 401(k) plan for all eligible employees whereby the Company matched 50% during 1997 of the employee's contribution up to 6% of the employee's base salary. In 1997, Messrs. Broady, Pritchett and Torno received $2,522, $4,700 and $2,842, respectively, in matching 401(k) contributions under the program.

         During 1997, the Company provided a medical insurance program for its full-time employees of which it paid 60% of the premium. As of December 31, 1997, the Company did not have any life insurance or any defined benefit retirement or pension plans for its employees, officers or directors.

         The Company has a policy that all loans from the Company or its subsidiaries to its officers, directors and key employees or their affiliates must be approved by a majority of disinterested directors. There were no loans to officers, directors and/or key employees or their affiliates during 1997.

COMPENSATION OF DIRECTORS

         Each director of the Company serves until the next annual meeting of the Company's shareholders or until his successor is elected and qualified. Each non-employee director receives an annual fee of $16,500, and officers and directors are generally reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         Messrs. James D. Pritchett, President of the Company, Theodore J. Wlazlowski, Executive Vice of the Company, and Tim D. Torno, Vice President-Finance, Treasurer, Secretary and Chief Financial Officer of the Company, have written employment agreements with the Company with varying terms and provisions. The Company has no termination of employment or change-in-control arrangements, except as to the substantive effect of Mr. Broady's stock ownership.

         Mr. Pritchett's employment agreement, entered into in 1995, provides for a two year term, but automatically extends for one year periods. Mr. Torno's employment agreement was also entered into in 1995 and provides for a one year term but automatically extends for one year periods. The employment agreements originally set Mr. Pritchett's and Mr. Torno's base salaries at $198,000 and $138,000, respectively, however, the Board of Directors may decide to compensate the two at higher rates. The newly elected Executive Vice President, Mr. Wlazlowski entered into an employment agreement in January 1998 which provides for a two year term with renewal after the second anniversary date of the agreement by mutual written agreement. The employment agreement for Mr. Wlazlowski provides for a base salary of $180,000 per year which may be increased by the Board of Directors. Mr. Wlazlowski also received a one time bonus of $25,000 and a reimbursement of moving expenses. These employment agreements are collectively known as ("Employment Agreements").

         The Employment Agreements also contain standard provisions relating to the employee being entitled to participation in the 1988 Plan and participation in an annual bonus program. The agreements provide that the employee is to be reimbursed for reasonable expenses incurred in connection with the Company's business and certain relocation expenses. The agreements further provide for standard paid vacations, other health and accident coverage and insurance benefits.

         The Company may terminate the Employment Agreements if the employee commits a breach of the agreement, is convicted of a criminal offense, becomes bankrupt, grossly neglects the performance of his duties or becomes chemically addicted to alcohol, drugs or any controlled substance. If terminated by the Company for any of those reasons, it is considered cause, and upon termination for cause, all benefits, including all unexercised stock options previously granted to the employee, are cancelled and rendered null and void. If the Company terminates the employee without cause, then all unexercised options become exercisable for the full amount of the optioned shares and the employee is entitled to receive all compensation he would otherwise have been entitled to receive under the terms of the agreement and all other benefits for a period of 18 months for Mr. Pritchett and a period of one year for Messrs. Torno and Wlazlowski. If the employee terminates the agreement for any reason, he is entitled to exercise only those options which are fully vested at the time of termination and he must exercise them within 30 days of the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         William C. Lee, Charles C. Neal and Robert F. Sexton are members of the Compensation Committee of the Board of Directors. Each of Messrs. Lee, Neal and Sexton is a non-employee director.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the Chief Executive Officer's compensation. The Compensation Committee of the Board of Directors of the Company is comprised of Charles C. Neal, William C. Lee and Robert F. Sexton, all of whom are non-employee directors.

         The Compensation Committee views executive compensation as consisting of three main components: base salary and benefits, annual incentives and long-term incentives. The Compensation Committee's objective is to attract, retain and motivate executive officers through this combination to achieve strategic and financial objectives to create value for the shareholders of Ultrak. The Compensation Committee has created a total compensation package which will determine compensation primarily on performance-based, objective criteria, such as net income, net income per share, return on equity and returns to shareholders through long-term appreciation of the Company's Common Stock. The Compensation Committee would like to encourage ownership of Ultrak, Inc. Common Stock by the executive officers and to tie a large portion of the executive officers' compensation to the performance of the Company, hence to align executive officers' interests more closely with shareholders' interests. The Compensation Committee also wants to have a discretionary component to reward exceptional individual achievement.

         The Compensation Committee believes that Mr. Broady, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Compensation Committee uses base salary and benefits, annual incentives and long-term incentives to retain and motivate Mr. Broady and evaluates Mr. Broady's compensation in light of the Company's and his performance. The Compensation Committee awarded Mr. Broady options to purchase 10,000 shares of Common Stock pursuant to the 1988 Plan. In addition, 20,795 options were awarded in 1997 under the 1997 Plan to Mr. Broady. These option grants were made by the Compensation Committee in recognition of Mr. Broady's crucial role in 1996 in the Company's growth in revenues and net income, the consummation of two successful public offerings of the Common Stock and agreements for some and consummation of other important acquisitions.

         In 1997, no payments were made to the executive officers pursuant to the long term incentive plan for 1997. In addition, no bonuses were paid to the executive officers in 1997. Jim Pritchett received an annual salary increase of $10,000 at the time he became President in August 1997, as well as 20,000 options pursuant to the Company's 1988 Option Plan.

         The Compensation Committee reviewed the salaries and bonuses of the executive officers in late 1997. The Compensation Committee also reviewed the performance of executive officers and the Company during 1997. The Compensation Committee considered the Company's growth in revenues, consummation of important acquisitions and investments, expenses and overall financial results. Based upon its analysis, the Compensation Committee decided to increase the base salaries of George K. Broady, James D. Pritchett and Tim D. Torno by approximately 3% for 1998.

                                Charles C. Neal
                                 William C. Lee
                                Robert F. Sexton

PERFORMANCE GRAPHS

         The following chart compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1997 with the cumulative total return on the Nasdaq Stock Market index and a self-determined peer group. The self-determined peer group consists of ten companies actively competing with the Company in the security industry.

         The Company relied upon information provided by the University of Chicago Center for Research in Securities Prices with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than to review it for reasonableness. The comparison assumes $100 was invested on December 31, 1992 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. Adjustments have been made to give retroactive effect to the December 1993 one-for-six reverse stock split.



                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                  ULTRAK,INC.

Prepared by the Center for Research in Security Prices
Produced on 02/12/98 including data to 12/31/97


   12/31/92       12/31/93       12/30/94       12/29/95       12/31/96       12/31/97
  ----------     ----------     ----------     ----------     ----------     ----------
     100.0          115.1          115.1          104.0          492.7          148.4
     100.0          114.8          112.2          158.7          195.2          239.5
     100.0          137.4          139.4          113.8          115.0          115.2


                                    [CHART]



     Ultrak, Inc.
     Nasdaq Stock Market (US Companies)
     Self-Determined Peer Group
Companies in the Self-Determined Peer Group

     CHECKPOINT SYSTEMS INC.
     KNOGO NORTH AMERICA INC
     MAGAL SECURITY SYSTEMS LTD
     ROLLINS INC
     VICON INDUSTRIES INC

Notes:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D.   The index level for all series was set to $100.00 on 12/31/92.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock and Series A Preferred Stock as of December 31, 1997 by (i) each person who is known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock or the outstanding shares of Series A Preferred Stock of the Company and their address, (ii) each executive officer and director, (iii) each nominee for director and (iv) all executive officers and directors as a group.



                                                     COMMON STOCK(1)            SERIES A PREFERRED STOCK(1)
                                                 ----------------------        -----------------------------
                                                SHARES          PERCENTAGE        SHARES          PERCENTAGE
                                               ---------        ----------       --------         ----------

George K. Broady(2)                            2,035,394            13.6%         195,351           100.0%
James D. Pritchett(3)                            197,714             1.4%              --              --
Roland Scetbon(4)                                205,013             1.4%              --              --
Tim D. Torno(5)                                   71,758               *               --              --
William C. Lee                                    29,667               *               --              --
Charles C. Neal(6)                               170,650             1.2%              --              --
Robert F. Sexton(7)                              103,066               *               --              --
All executive officers and directors           2,813,262            18.5%         195,351           100.0%
as a group (seven persons)(8)

------------------
* less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned.
(2) Includes 165,010 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days and 406,981 shares issuable upon conversion of shares of the Series A Preferred Stock owned by Mr. Broady. Mr. Broady owns all 195,351 outstanding shares of Series A Preferred Stock and each share of Series A Preferred Stock has 16.667 votes on all matters submitted to a vote of shareholders. Through his ownership of Common Stock and the Series A Preferred Stock, Mr. Broady controls approximately 26.7% of the voting power of all outstanding shares of capital stock. Mr. Broady's address is 1301 Waters Ridge Drive, Lewisville, Texas 75057.
(3) Includes 142,285 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Pritchett.
(4) All of the shares are owned by Frida, S.A., a corporation owned by Mr. Scetbon.
(5) Includes 71,524 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Torno.
(6) Comprised of 9,650 shares owned by Pantheon, Incorporated, a corporation owned by Mr. Neal and his wife, and 161,000 shares owned by Chas. A. Neal & Company, a corporation of which Mr. Neal is President.
(7)  Includes 5,556 shares owned by Mr. Sexton's wife.
(8) Includes options to purchase an aggregate of 378,819 shares held by Messrs. Broady, Pritchett and Torno.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1997 the Company made purchases of approximately $361,000 from Ultrak Electronics Limited, a Hong Kong corporation of which Mr. Broady owns approximately 49% of the capital stock. The Company believes that the terms of these purchases were made at prices and on terms at least as favorable to the Company as those which could have been obtained in an arm's length transaction with an unaffiliated party.

         Effective October 1996, the Company acquired all of the outstanding share capital of Bisset for $5.0 million in cash and a total of 456,522 shares of common stock valued at $8.5 million. Roland Scetbon, a director of the Company, was one of the former owners of Bisset, and was elected as a director in conjunction with the acquisition of Bisset.

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         Grant Thornton LLP has served as independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997. If the shareholders of the Company do not approve such appointment, the Board of Directors will not appoint the firm as auditors for the fiscal year ending December 31, 1998. Approval of the appointment of Grant Thornton LLP requires the affirmative vote equal to at least a majority of the votes cast at the Meeting in person or by Proxy. Representatives of Grant Thornton LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                                 OTHER BUSINESS

         The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                             SHAREHOLDER PROPOSALS

         Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders, such proposals must be received by the Company not later than January 20, 1999. Such proposals should be directed to Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057 Attention: Secretary.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the Common Stock or securities convertible into Common Stock, to file with the Securities and Exchange Commission ("SEC") and the Nasdaq National Market reports of ownership and reports of changes in ownership in the Common Stock and securities convertible into Common Stock of the Company. Such officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during its fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with the exception of the following:
Mr. Torno filed a Form 4 late with respect to an option grant in April 1997. Mr. Broady filed a Form 4 late and Mr. Pritchett filed two Form 4's late for options received in 1997.

                                 MISCELLANEOUS

         All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

         The Company's Annual Report for the fiscal year ended December 31, 1997 (the "Annual Report") accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

         By Order of the Board of Directors,

         /s/ TIM D. TORNO
         Tim D. Torno
         Secretary

         Lewisville, Texas
         April 24, 1998

                                 [ULTRAK LOGO]

                            1301 Waters Ridge Drive
                            Lewisville, Texas 75057
                              Tel: (972) 353-6500
                              Fax: (972) 353-6574

                                  ULTRAK, INC.
                                   PROXY CARD

The undersigned hereby (i) acknowledges receipt of the Notice dated April 24, 1998 of the Annual Meeting of Shareholders of Ultrak, Inc. (the "Company") to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057, on Friday, May 29, 1998 at 9:00 a.m., central daylight time, and the Proxy Statement in connection therewith; and (ii) appoints George K. Broady and Tim D. Torno, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Preferred Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

                  (a) Proposal To Elect Six Directors To Serve Until The Next Annual Meeting Of Shareholders Or Until Their Respective Successors Are Elected And Qualified.

                  [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to
vote for all (except as marked to the contrary) nominees listed below

                  Directors: George K. Broady, James D. Pritchett, William C. Lee, Charles C. Neal, Robert F. Sexton and Roland Scetbon.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------


                  (b) Proposal To Approve The Selection By The Board Of Directors Of Grant Thornton LLP As The Firm Of Independent Certified Public Accountants To Audit The Accounts Of The Company For The Fiscal Year Ending December 31, 1998

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

                  (c) In The Discretion Of The Proxies On Any Other Matter That May Properly Come Before The Meeting Or Any Adjournment Thereof.

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

                           (Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and Preferred Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

         Signature:_____________________________

         Printed Name:__________________________

         Dated:_________________________________

         Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer.

         Please date, sign and mail this proxy card in the enclosed envelope. No postage is required.